EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 18, 2014 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Cross Timbers Royalty Trust (NYSE – CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.197297 per unit, payable on March 14, 2014, to unitholders of record on February 28, 2014. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month	19,000	125,000	$90.53	$6.78
Prior Month	17,000	139,000	$90.54	$7.11

Excess Costs

XTO Energy has advised the trustee that higher oil prices and decreased costs led to the full recovery of excess costs and accrued interest on properties underlying the Texas Working Interest net profits interest, which is again contributing to the current month distribution.

Other

The prior month distribution included $467,164, or approximately $0.08 per unit, related to a one-time purchaser’s refund, including interest, for deductions attributable to coal seam gas wells located in the San Juan Basin.

Trustee Resignation

As previously disclosed, U.S. Trust, Bank of America Private Wealth Management has announced its intention to resign as trustee of the Trust, subject to certain conditions set forth in the Trustee’s notice dated January 9, 2014, including unitholder approval of a successor trustee.

Tax Information

The tax calculator and cost depletion calculator on the Trust’s website have both been updated to reflect 2013 information. The 2013 tax booklet is also available on the website.

For more information on the Trust, please visit our web site at www.crosstimberstrust.com.

*        *        *

Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free – 877-228-5084